Exhibit 99.1

                              PRESS RELEASE


                             October 12, 2005

FOR RELEASE:  IMMEDIATELY


        HOME FEDERAL BANCORP, INC. OF LOUISIANA DECLARES QUARTERLY
             CASH DIVIDEND AND ANNOUNCES ANNUAL MEETING DATES

Shreveport, La. -- October 12, 2005 -- Home Federal Bancorp, Inc. of Louisiana (OTCBB: HFBL) announced today that its Board of Directors at their meeting on October 12, 2005, declared a quarterly cash dividend of $.05 per share on the common stock of the Company payable on November 11, 2005 to the shareholders of record at the close of business on October 26, 2005.

The Company also announced that its Board of Directors set the date for the first Annual Meeting of Shareholders for Wednesday, December 14, 2005, and a record date of November 4, 2005 for shareholders eligible to vote at the Annual Meeting.

Home Federal Bancorp, Inc. of Louisiana is the "mid-tier" holding company for Home Federal Savings and Loan Association, a federally-chartered, FDIC-insured savings association headquartered in Shreveport, Louisiana. Home Federal Savings and Loan Association operates from its main office and two branch offices in Shreveport, Louisiana. At June 30, 2005, the Company had $111.3 million of total assets, $78.9 million of total liabilities and $32.4 million of shareholders' equity. The Company's website is www.homefederalbancorp.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts

Home Federal Bancorp, Inc. of Louisiana, Shreveport
Daniel R. Herndon, (318) 222-1145
or
Clyde D. Patterson, (318) 222-1145